SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934






Date of Report (Date of earliest event reported)     August 15, 2001
                                                -----------------------

                              VITECH AMERICA, INC.
    ------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



         Florida                       0-21369                  65 041 9086
--------------------------------------------------------------------------------
(State or other jurisdiction       (Commission File           (IRS Employer
or incorporation)                      Number)              Identification No.)



                   2190 N.W. 89th Place, Miami, Florida 33172
             -----------------------------------------------------
          (Address of principal executive offices, including zip code)


Registrant's telephone number, including area code   (305) 477-1161
                                                   -----------------


                                       N/A
             -----------------------------------------------------
          (Former name or former address, if changed since last report)

ITEM 5.  Other Events.
         ------------


Legal Proceedings
-----------------

         On March 9, 2001, we filed a lawsuit against Gateway in the United States District Court for the Southern District of Florida for fraud, negligent misrepresentation and breach of contract. We believe that Gateway fraudulently induced us to enter into the September 1999 convertible loan agreement. In particular, Gateway represented to us that it would make certain investments in Vitech according to a capital plan presented by us to Gateway, provide savings in cost of goods sold, and provide us with use of the Gateway brands and trademarks, among other things. During the term of the relationship, we believe that Gateway is and has been in breach of these contractual obligations causing material damages to us.

         Gateway made numerous representations to us that it planned to convert its debt to equity or extend additional debt financing at, or prior to maturity of the loan in March 2001, all in accordance with our capital plan. During the first quarter of 2001, Gateway blocked alternative financing that Vitech had been seeking, and demanded that it be given voting control over a majority of our stock without protecting our shareholders or providing methods to enhance the shareholder's value. We believe that all of this was part of Gateway's scheme to engineer technical defaults by us so that Gateway could take over our Brazilian computer manufacturing operation.

         Gateway responded to our lawsuit in Miami with a separate lawsuit filed in New York claiming that we are in default on $41 million of the loans made to us and seeking repayment under the promissory notes issued pursuant to the loans. In response, we filed a motion with the New York court to dismiss, transfer, stay or abate the Gateway suit on the basis that we had a prior pending action in the Southern District of Florida court concerning the same agreements and that the New York court should defer to the action in the Florida court under the "first-filed" rule. The New York court responded to our motion by bifurcating the Gateway suit and transferring all matters related to the fraud, negligent misrepresentation and breach of contract under the loan agreement and the licensing agreement to the Florida court, but keeping the Gateway suit as it related to payment on the promissory notes in the New York court.

         In July, Gateway filed a motion for summary judgment in the New York court asking for a judgment to be entered against us on the $41 million of promissory notes issued by us pursuant to the Gateway loans plus accrued interest. Our response asked the New York court not to grant the motion while the Florida case was still pending on the basis that the promissory notes are inseparable from the other agreements between us and Gateway that are part of our suit filed against Gateway in Florida for fraud, negligent misrepresentation and breach of contract. Despite our defense and no discovery being conducted, on August 7, 2001, the New York court granted Gateway its motion for summary judgment against us for the $41 million promissory notes plus accrued interest. We are exploring a potential appeal of the decision by the New York court. In addition, we intend to vigorously pursue our case against Gateway and intend to seek a stay of any execution by Gateway on the New York judgment pending the outcome of the Florida case.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          VITECH AMERICA, INC.


                                          By: /s/ Edward Kelly
                                             --------------------------------
                                               Edward Kelly
                                               Chief Financial Officer

DATED: August 15, 2001